MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is ten billion seven hundred fifty million (10,750,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of one hundred seven million five hundred thousand dollars ($107,500,000). There is no increase in the total number of shares.

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles, the Board of Directors has voted to classify 450,000,000 of the currently unclassified shares of the above mentioned 10,750,000,000 shares in order to increase the authorized shares allocated to the Mid-Term Bond Fund, and to allocate authorized shares to two new funds, the Small Cap Equity Index Fund and the 2060 Retirement Fund, as follows:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated
Mid-Term Bond Fund	540,000,000	250,000,000	790,000,000
Small Cap Equity Index Fund	0	100,000,000	100,000,000
2060 Retirement Fund	0	100,000,000	100,000,000

Allocations for all other classes not shown remain unchanged. The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: January 19, 2018	MUTUAL OF AMERICA
INVESTMENT CORPORATION

Attest:

/s/ Scott H. Rothstein	/s/ James J. Roth
Scott H. Rothstein	James J. Roth
Secretary	Chairman, President and CEO